EXHIBIT NO. 21




                             SUBSIDIARIES OF NUI CORPORATION


                 NUI  Capital  Corporation   (a  Florida   corporation),
            formerly Essel Corporation, Utility Billing Services, Inc. (a New Jersey corporation) and NUI Environmental Group, Inc. (a New Jersey Corporation) are wholly -owned subsidiaries of NUI Corporation.

                 NUI Energy,  Inc.  (a Delaware  corporation),  formerly
            Natural Gas Services, Inc., and NUI Energy Brokers, Inc. (a Delaware Corporation) are wholly-owned subsidiaries of NUI Capital Corporation.